Exhibit 4.5

CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), the Arizona securities act or the securities laws of any other state or jurisdiction. They may not be purchased with a view for distribution or resale, and may only be offered, sold, mortgaged, pledged, hypothecated, or otherwise transferred in compliance with either an effective registration statement for such security under the act or any applicable state securities act, or an opinion of counsel for the company that registration is not required under such act or the laws of any other jurisdiction.

$___________________	March __, 2011
Tucson, Arizona

FOR VALUE RECEIVED, Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation (the “Company”) promises to pay to Josh Schein (“Lender”), or his registered assigns, in lawful money of the United States of America the principal sum of ( __________), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 8% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) September 17, 2012 (the “Maturity Date”), or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Lender or made automatically due and payable, in each case, in accordance with the terms hereof. This Note is one of the “Notes” issued pursuant to that certain Note and Warrant Purchase Agreement of even date herewith by and between the Company, Lender and certain other Lenders. Any capitalized term not otherwise defined herein shall have the meaning assigned to it in the Purchase Agreement.

The following is a statement of the rights of Lender and the conditions to which this Note is subject, and to which Lender, by the acceptance of this Note, agrees:

1.            Form and Application of Payments; Equal Rank.

(a)          All payments of interest and principal under the Note shall be in lawful money of the United States of America. All payments hereunder shall be applied first to any unpaid accrued interest on and second to the repayment of the unpaid principal balance of the Note.

(b)          This Note shall rank equally and ratably without priority over any other Note issued pursuant to the Company’s offering of convertible promissory notes in the aggregate principal amount of $2,000,000 (the “Notes”) of which this Note forms a part. Principal payments on the Notes shall be paid in the same proportion, one to the other, and at the same time so that all Note holders will receive the exact same treatment whether such payments are required pursuant to the terms hereof or as voluntary interim payments. Interest payments on the Notes shall be made to all Note holders at the same time in proportion to the amount of interest due on each Note.

(c)          This Note may not be prepaid, without the written consent of the Lender.

2.            Conversion.

(a)          Automatic Conversion. If, prior to the Maturity Date, the Company consummates a Qualified Financing (defined below), all principal of and accrued and unpaid interest on this Note shall automatically convert into fully paid and nonassessable shares of the type of security issued in such Qualified Financing (“Qualified Securities”) at a conversion price per share (“Conversion Price”) equal to a discounted percentage of the per share price of the Qualified Securities issued in a Qualified Financing, which discount escalates over time in accordance with the following schedule (expressed as a percentage of the share price of the Qualified Securities):

(i)	From date of issuance	85%
(ii)	June 15, 2011	82.5%
(iii)	September 15, 2011	80%
(iv)	December 15, 2011	77.5%
(v)	March 15, 2012	75%
(vi)	June 15, 2012	72.5%
(vii)	September 15, 2012	70%

For example, if a Qualified Financing takes place on October 1, 2011 and the price of the Qualified Security is $6.00, the Notes would automatically convert into Qualified Securities at the rate of $4.80 per share (80%).

(viii)      A “Qualified Financing” means an equity financing involving the sale by the Company, in one transaction or a series of related transactions, of newly designated preferred stock with corresponding rights attendant to a customary preferred equity financing (e.g., liquidation preference, anti-dilution protection, registration rights, rights of first refusal and co-sale rights, etc.) in which the Company raises an aggregate of at least $10 million or more in gross proceeds (excluding the issuance or conversion of this Note or any similar debt convertible into such equity financing).

(b)          Optional Conversion. The principal and accrued and unpaid interest of all outstanding Notes (including this Note) are convertible, at the written election (“Notice of Election to Convert”) of Noteholders holding at least $500,000 principal amount of Notes (“Conversion Amount”), into fully paid and nonassessable shares of Series A Preferred Stock (“Preferred Stock”) at a price per share (“Share Price”) based upon a pre-money valuation of $15,000,000 for the Company and taking into account the fully-diluted capitalization of the Company at the time of conversion, as well as assuming the creation of a stock incentive plan consisting of 200,000 shares of Common Stock (“Optional Conversion”). Such stock incentive plan shall be counted in the pre-money capitalization and taken into account in determining the per share purchase price of the Preferred Stock based upon the aforementioned pre-money valuation. The Preferred Stock shall have the terms, preferences, and rights set forth on Exhibit A hereto.

(c)          Conversion Procedure.

(i)   Conversion Pursuant to Automatic Conversion. If this Note is to be automatically converted, written notice shall be delivered to Lender at the address last shown on the records of the Company for Lender or given by Lender to the Company for the purpose of notice (“Notice Address”), notifying Lender of the conversion to be effected, specifying the Conversion Price, the principal amount of the Note to be converted, together with all accrued and unpaid interest, the date on which such conversion is expected to occur and calling upon Lender to surrender to the Company, in the manner and at the place designated, the Note; provided, however, that upon the closing of the Qualified Financing, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation. The Company shall, as soon as practicable thereafter, issue and deliver to such Lender a certificate or certificates for the number of shares to which Lender shall be entitled upon such conversion, including a check payable to Lender for any cash amounts payable as described in Section 2(c). Any conversion of this Note pursuant to Section 2(a) shall be deemed to have been made immediately prior to the closing of the Qualified Financing and on and after such date the persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(ii)   Conversion Pursuant to Optional Conversion. Upon receipt of a Notice of Election to Convert from Noteholders holding at least the Conversion Amount, written notice shall be sent to all Lenders at their Notice Address notifying Lenders of the conversion to be effected. The Company shall, as soon as practicable thereafter, issue and deliver to each Lender a certificate or certificates for the number of shares to which such Lender shall be entitled upon such conversion, including a check payable to Lender for any cash amounts payable as described in Section 2(d). Any conversion of this Note pursuant to Section 2(b) shall be deemed to have been made as of the date on which a certificate of designation or other appropriate form for the creation of the Preferred Stock (“Certificate of Designation”) has been filed with the Delaware Secretary of State (“Conversion Date”). This Note shall be deemed converted and of no further force or effect as of the Conversion Date.

(d)          Fractional Shares. No fractional shares of Qualified Securities or Preferred Stock shall be issued upon conversion of this Note. Upon the conversion of the outstanding principal and unpaid accrued interest under this Note into Qualified Securities or Preferred Stock in lieu of the Company issuing any fractional shares to the Lender, the Company shall pay to the Lender the amount of outstanding principal and accrued interest that is not so converted. Upon full conversion of this Note and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its obligations and liabilities under this Note.

(e)          Notices of Record Date. In the event of the occurrence of any of the following (a “Change of Control”) prior to the Maturity Date: (i) any capital reorganization of the Company, any reclassification or recapitalization or sale of the capital stock of the Company involving more than fifty percent (50%) of the voting power of the Company other than a Qualified Financing or any transfer of all or substantially all of the assets of the Company to any other Person or any consolidation or merger involving the Company; or (ii) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company will mail to the then holder of this Note at least 10 days prior to the earliest date specified therein, a notice specifying the date on which any such Change of Control is expected to become effective.

3.            Repayment or Deemed Conversion Upon Change of Control. In the event of a Change of Control, other than a Qualified Financing, that occurs prior to the Maturity Date or a Qualified Financing, then, in full satisfaction of the principal and accrued interest of the Note, before any distribution or payment shall be made to the holders of equity securities of the Company, proceeds from such Change of Control shall be paid to the Lender in an amount equal to the greater of (x) 100% of the principal balance of this Note then outstanding, plus unpaid accrued interest thereon through the date of such Change of Control or (y) the value the Lender would have received upon liquidation or Change of Control had the Lender converted this Note into fully paid and nonassessable shares of Preferred Stock immediately prior to the Change of Control. Notwithstanding the foregoing or anything herein to the contrary, in the event of a Change of Control, the Lender may exercise an Optional Conversion immediately prior to the consummation of the Change of Control.

4.            Principal and Interest Repayment. Unless this Note has been converted in accordance with the terms of Section 2 above or has been satisfied in accordance with the terms of Section 3 above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date. If the payments to be made by the Company shall be stated to be due on a date which is not a business day, such payment may be made on the next succeeding business day, and the interest payment on each such date shall include the amount thereof which shall accrue during the period of such extension of time.

5.            Events of Default. Each of the following shall constitute an Event of Default hereunder:

(a)          The Company fails to pay timely any of the principal amount due under this Note within 10 days of the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)          The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note, the Warrant or any other document to which the Company and the Lender are parties (other than those specified in Section 4(a) above) and such failure shall continue for 10 days after the Company’s receipt of written notice to the Company of such failure;

(c)          The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing;

(d)          An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

(e)          Defaults shall exist under any agreements of the Company with any third party or parties which consists of the failure to pay any indebtedness for borrowed money at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such indebtedness for borrowed money of the Company;

(f)          A final judgment or order for the payment of money in excess of $25,000 (exclusive of amounts covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any of its subsidiaries, if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy;

(g)          A Change of Control as defined in Section 2; or

(h)          Any representation or warranty made by or on behalf of the Company in the Purchase Agreement, this Note, the Warrant or otherwise furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made.

6.            Remedies Upon Event of Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 5(c) or 5(d)) and at any time thereafter during the continuance of such Event of Default, Lender may, by written notice to the Company, declare all outstanding amounts and obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any other documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 5(c) and 5(d), immediately and without notice, all outstanding amounts and obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any other documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Lender may exercise any other right, power or remedy granted to it by the Purchase Agreement, this Note, the Warrant or any other documents, agreements or instruments delivered to Lender in connection with the execution of the Purchase Agreement or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

7.            Expenses. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees, expenses and court costs incurred by Lender in enforcing and collecting this Note.

8.           Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement, or at such other address or facsimile number as the Company shall have furnished to Lender in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

9.           Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

10.         Governing Law. This Note shall be governed by and construed under the laws of the State of Arizona, without giving effect to conflicts of laws principles.

11.         Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof.

(a)          Subject to the restrictions on transfer described herein, the rights and obligations of the Company and Lender shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(b)          With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Lender will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Lender’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Lender that Lender may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made that the opinion of counsel for Lender, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Lender promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

(c)          Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Lender.

12.          Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Lender.

13.          Counterparts. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.

IN WITNESS WHEREOF, The Company has caused this Note to be issued as of the date first written above.

CANCER PREVENTION PHARMACEUTICALS, INC.

By:
Name:	Jeffrey Jacob
Title:	CEO

EXHIBIT A

RIGHTS, PREFERENCES AND PRIVILEGES OF

SERIES A CONVERTIBLE PREFERRED STOCK

The Series A Convertible Preferred Stock (“Preferred Stock”) shall have the following preferences, rights and restrictions:

1.	Liquidation Preference. The holders of Preferred Stock will be entitled to receive, prior and in preference to the holders of Common Stock, an amount equal to the Share Price (as defined in the Note). A merger or consolidation of the Company involving a change of control of the Company or sale of all or substantially all of its assets shall be deemed to be a liquidation or winding up for purposes of the liquidation preference.

2.	Participation. Any remaining proceeds will be distributed pro rata to holders of Preferred Stock and Common Stock on an as-converted basis.

3.	Conversion. Each share of Preferred Stock shall be convertible at any time, at the option of the holder, into one share of Common Stock (subject to anti-dilution adjustment). The Preferred Stock will automatically convert into Common Stock in the event of an initial public offering by the Company.

4.	Anti-Dilution Adjustments. The conversion rate of the Preferred Stock shall be subject to proportional anti-dilution protection for stock splits, stock dividends, etc. In addition, in the event of any dilutive issuance of capital stock of the Company, the conversion rate will be subject to adjustment on a full-ratchet basis for the first 12 months and, thereafter, a weighted average basis.

5.	Voting and Protective Provisions. The Preferred Stock will vote on an as-converted basis and will have customary veto rights over certain corporate transactions.

6.	Additional Rights. The Preferred Stock will also have other customary rights (e.g., registration rights, rights of first refusal and co-sale, drag-along rights exercised by the holders of not less than 80% of the outstanding Preferred Stock, rights of first offer, etc.)